Exhibit 99.1

Company Contact:
John C. Oakley
Chief Financial Officer 252-946-8081

Flanders Announces Addition to its Board of Directors

WASHINGTON, N.C., November 16, 2009 (GLOBE NEWSWIRE) — Flanders Corporation (Nasdaq:FLDR) announced today that it has appointed Robert Amerson, 59, as a non-management director of the Company, filling a vacant seat on its Board of Directors. Amerson was previously the Chief Executive Officer of the Company and a member of the Board of Directors. Amerson is a private investor and entrepreneur.

Flanders Corporation’s Chairman, president and CEO Harry Smith said: “Robert has a life time of experience in the filtration industry and a keen understanding of our business. Being the single largest shareholder of our Company, he is particularly interested in the success of the Company and shareholder value. Previously having resigned from management and the Board of Directors to devote time to other business interests, Robert now has the capacity to rejoin our board in this new role. We welcome him back onto our board and look forward to his guidance and direction.”

About Flanders

Flanders is a leading air filtration products manufacturer. Flanders’ products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at www.flanderscorp.com or contact John Oakley at 252-946-8081.

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